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                             [MAYFLOWER BANK LOGO]

===============================================================================
                                  NEWS RELEASE
===============================================================================

For Release:  Immediate
Contact:  Maria Vafiades
          (508) 947-4343

                MAYFLOWER BANCORP REPORTS SECOND QUARTER RESULTS
                             AND PAYMENT OF DIVIDEND

      (Middleboro, MA), December 4, 2008 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported a net loss of $907,000 or $.44 per share for its second quarter ended October 31, 2008 as compared to earnings of $256,000 or $.12 per share for the same quarter last year. The diluted loss per share for the second quarter was $.44 compared to diluted earnings per share of $.12 for the second quarter of last year.

      For the six-months ended October 31, 2008, the Company's net loss was $657,000 or $.32 per share, compared to earnings of $498,000 or $.24 per share for the same period last year. On a diluted per share basis, the loss for the six-months was $.32 per share compared to diluted earnings per share of $.23 for the same period last year.

      Included in the operating results for the second quarter was an other than temporary impairment gross charge of $1.9 million related to the Company's ownership of Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") preferred and auction rate preferred stock. The net after-tax reduction in earnings as a result of this charge is $1.2 million.

      Net interest income for the quarter increased by $171,000 or 10.1% to $1.9 million from $1.7 million for the quarter ended October 31, 2007, due in part to the payoff of a loan previously classified as non-performing and the subsequent receipt of unaccrued interest totaling $27,000. Additionally, the reduction of interest rates has permitted higher costing certificates of deposit to reprice at maturity into lower rates, thereby increasing net interest income. During the quarter ended October 31, 2008, the Company's net interest margin increased from 2.96% for the quarter ended October 31, 2007 to 3.32%. Average interest earning assets for the quarter decreased from $228.2 million for the quarter ended October 31, 2007 to $224.1 million for the quarter ended October 31, 2008 and average interest bearing liabilities declined from $222.0 million for the quarter ended October 31, 2007 to $220.4 million for the quarter ended October 31, 2008.

      Non-interest income for the quarter was impacted by the $1.9 million gross Fannie Mae and Freddie Mac write downs, and decreased in total by $1.9 million. Excluding the writedown, non interest income increased by $27,000 for the quarter ended October 2008 as a function of an increase of $17,000 in loan origination fees, an increase of $22,000 in customer service fees, and an increase of $2,000 in other income. These were offset by a decrease of $11,000 in gains on sales of loans and a decrease of $3,000 in gains and losses on sales of investments.

      Total operating expenses increased by $189,000 or 11.4% for the quarter ended October 31, 2008. This increase was primarily the result of an increase of $115,000 in losses on and expenses for foreclosed real estate. Also impacting operating expenses were increases of $12,000 in salary and benefit expense,

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$29,000 for the scheduled resumption of FDIC deposit insurance assessment expense, $10,000 in data processing expense, $6,000 in occupancy and equipment expense, and $17,000 in other expenses.

      For the six-months ended October 31, 2008, net interest income was $3.7 million, an increase of $199,000 or 5.8% compared to the prior year six month period. Because of lower funding costs, the Company's net interest margin increased from 3.03% for the six-months ended October 31, 2007 to 3.26% for six-months ended October 31, 2008. Average interest earning assets for the six-months ended October 31, 2008 were $224.6 million as compared to $227.8 million for the six-months ended October 31, 2007 and average interest bearing liabilities were $220.4 million compared to $221.4 million for the same six month period one year ago.

      For the six-months ended October 31, 2008, non-interest income was impacted by the $1.9 million Fannie Mae and Freddie Mac write-downs, and decreased in total by $1.9 million. Excluding the write-off, non-interest income was $623,000 for the six months ended October 31, 2008 as compared to $626,000 for the same period last year. This decrease was due to a decrease of $1,000 in gains on sales of loans and a decrease of $17,000 on gains and losses on sales of investments, as offset by an increase of $10,000 in loan origination fees, an increase of $4,000 in customer service fees, and an increase of $1,000 in other income.

      Total operating expenses increased by $186,000 to $3.6 million for the six-months ended October 31, 2008, an increase of 5.5%. This increase was primarily attributable to an increase of $59,000 in FDIC assessment expense due to the scheduled resumption of deposit insurance premiums, an increase of $133,000 in real estate owned expense, an increase of $24,000 in data processing expense, and an increase of $7,000 in occupancy and equipment expense. These increases were offset by a decrease of $24,000 in salary and benefits expense and to a reduction of $13,000 in other expenses.

      Since the end of the April 30, 2008 fiscal year, total assets of the Company have decreased by $3.8 million, ending at $240.0 million as of October 31, 2008. This decrease is due to a decrease of $9.5 million in the Company's investment portfolio, as offset by an increase of $3.5 million in cash and cash equivalents. Additionally, the Company's loan portfolio increased by $1.8 million, due to growth of $2.0 million in residential mortgages and growth of $2.0 million in commercial loans and mortgages, offset by a decreases of $1.4 million in construction mortgages and $667,000 in home equity loans and lines of credit. Total deposits decreased by $1.1 million, to $203.1 million. The decrease was comprised of a decrease of $3.0 million in certificate accounts, offset by an increase of $1.9 million in non-certificate accounts. Also, borrowed funds outstanding decreased by $1.1 million.

      As of October 31, 2008, nonperforming assets totaled $317,000, compared to $1.2 million at April 30, 2008. The decrease is due to the payoff of a non-performing loan of $617,000 and a reduction of $288,000 in real estate acquired by foreclosure through a unit sale and a writedown.

      Total stockholders' equity was $18.0 million at October 31, 2008 or 7.52% of total assets. This compares to stockholders' equity of $19.9 million or 8.16% of total assets at April 30, 2008. During the six-months, stockholders' equity decreased by $657,000 as a result of the net loss for the period and decreased by $418,000 due to the payment of dividends to shareholders totaling $0.20 per share. Additionally, stockholders' equity decreased by $48,000 due to the purchase of shares by the Company and increased by $13,000 due to the exercise of employee stock options. Finally, stockholders equity decreased by $741,000 due to in increase in the unrealized loss on securities classified as available-for-sale, from a net unrealized loss of $104,000 at April 30, 2008 to a net unrealized loss of $845,000 at October 31, 2008.

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      In conjunction with these announcements, Edward M. Pratt, President and
Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on December 23, 2008, to shareholders of record as of December 16, 2008.

      Commenting further, Mr. Pratt added "Clearly, the principal story of our quarter and for our year to date was the previously announced writedown of our investment in the preferred stock of the two government sponsored entities, Fannie Mae and Freddie Mac. Unfortunately, the impact of that writedown serves for now to dwarf the significance of otherwise very good news for the Company of an operational nature: improved net interest income, improved spreads and margins, no loans past due over 90 days, and reduced levels of non-performing assets. Indeed, our non GAAP results as reflected in the table that follows, confirm that but for the writedown of our Fannie Mae and Freddie Mac preferred stock, our second quarter results would have been our best results for the last two and a half years."

      In order to provide investors with additional information regarding the Company's results, the following table is provided to clarify the impact of the Fannie Mae and Freddie Mac charge and the impact of the writedown in value of foreclosed real estate. This information should not be viewed as a substitute for operating results determined in accordance with generally accepted accounting principles ("GAAP").

RECONCILIATION TABLE - NON-GAAP FINANCIAL INFORMATION
Unaudited


                                                                   Three Months Ended        Six Months Ended
                                                                      October 31,               October 31,
                                                                   ------------------        ----------------
                                                                   2008          2007        2008        2007
                                                                   ------------------        ----------------
                                                                    (In thousands)            (In thousands)
NET (LOSS) INCOME (GAAP)                                           $ (907)      $ 256        $ (657)    $ 498
Non-interest income components:
  Add:  Net loss on writedown of securities, net of tax             1,167          --         1,167        --
Non-interest expense components:
  Add:  Net writedowns on foreclosed real estate, net of tax           59          --            59        --
                                                                   ------------------        ----------------
NET OPERATING EARNINGS (NON-GAAP)                                  $  319       $ 256        $  569     $ 498
                                                                   ==================        ================
Diluted operating earnings per share (NON-GAAP)                    $ 0.15       $0.12        $ 0.27     $0.23
                                                                   ==================        ================


      Mr. Pratt continued "the futures of the national and local economies are far from certain and the time table for improvement in them is anyone's guess. Mayflower remains well capitalized, well reserved, and well positioned to deal with these uncertainties and to continue the operational progress we have demonstrated thus far in our current fiscal year."

      Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.
      ---------------------

        (See accompanying Selected Consolidated Financial Information)

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This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

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MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                          OCTOBER 31,       APRIL 30,
                                             2008             2008
                                          -----------       ---------
TOTAL ASSETS                               $239,957          $243,751
Loans receivable, net                       127,090           125,336
Federal funds sold                            6,418             2,975
Investment securities:
   Held for investment                       39,902            43,377
   Available for sale, net                   45,470            51,466
Deposits                                    203,119           204,176
Borrowed funds                               17,598            18,659
Stockholders' equity                         18,038            19,889

Equity to assets ratio                         7.52%             8.16%
Book value per share                       $   8.64          $   9.51



                                             THREE MONTHS ENDED         SIX MONTHS ENDED
                                                OCTOBER 31,                OCTOBER 31,
                                           2008            2007        2008           2007
                                          -----------------------    ------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income            $    3,157  $    3,425    $     6,341  $    6,881
   Interest expense                             1,295       1,734          2,686       3,425
                                           ----------  ----------    -----------  ----------
      Net interest income                       1,862       1,691          3,655       3,456

   Provision for loan losses                       --          --             --          --
   Gain on sales of loans                          45          56             64          65
   (Loss) gain on sales and writedowns
      of investments                           (1,930)          3         (1,944)          3
   Other non-interest income                      308         267            573         558
   Operating expenses                          (1,846)     (1,657)        (3,561)     (3,375)
                                           ----------  ----------    -----------  ----------
   Income before income taxes                  (1,561)        360         (1,213)        707
   Income taxes                                  (654)        104           (556)        209
                                           ----------  ----------    -----------  ----------
   Net (loss) income                       $     (907) $      256    $     (657)  $      498
                                           ==========  ==========    ===========  ==========
   (Loss) earnings per share - basic       $    (0.44) $     0.12    $    (0.32)  $     0.24
   (Loss) earnings per share - diluted     $    (0.44) $     0.12    $    (0.32)  $     0.23
   Dividends per share                     $     0.10  $     0.10    $     0.20   $     0.20
   Weighted average shares outstanding      2,090,691   2,095,681     2,091,327    2,095,769
   Annualized return on average assets          -1.51%       0.42%        -0.55%        0.41%
   Annualized return on average equity         -19.54%       5.29%        -6.90%        5.14%
   Net interest spread                           3.29%       2.88%         3.21%        2.95%
   Net interest margin                           3.32%       2.96%         3.26%        3.03%

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MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)

                                                  OCTOBER 31,     APRIL 30,     OCTOBER 31,
                                                     2008           2008           2007
                                                  -----------     ---------     -----------
LOANS PAST DUE OVER 90 DAYS:
   Residential mortgages                           $    -          $  617        $    -
   Commercial and construction mortgages                -               -             -
   Commercial time and demand loans                     -               -             -
   Consumer and other loans                             -               -             -
                                                  -----------     ---------     -----------
                                                   $    -          $  617        $    -
                                                  ===========     =========     ===========
LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:
   Net loans receivable                                 -            0.49%            -
   Total assets                                         -            0.25%            -

NON-PERFORMING ASSETS
 **Non-accrual loans                               $    -          $  617        $1,081
   Real estate acquired by foreclosure                317             605             -
                                                  -----------     ---------     -----------
                                                   $  317          $1,222        $1,081
                                                  ===========     =========     ===========
NON-PERFORMING ASSETS AS A PERCENTAGE OF:
   Net loans receivable                              0.25%           0.97%         0.80%
   Total assets                                      0.13%           0.50%         0.45%
ALLOWANCE FOR LOAN LOSSES                          $1,378          $1,375        $1,377
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NON-PERFORMING LOANS                               N/A          222.85%       127.38%
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NET LOANS                                         1.08%           1.10%         1.02%


** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest